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                                                                 Exhibit (4)(c)

[PRUDENTIAL FINANCIAL LOGO]
                                PRUCO LIFE INSURANCE COMPANY OF NEW JERSEY
                                213 Washington Street, Newark, New Jersey 07102

                                a Prudential Financial company

                                   ENDORSEMENT

Amounts payable under the contract may be subject to a Market Value Adjustment if withdrawn from a Market Value Adjustment Option before the end of a Guaranteed Interest Rate Period. A Market Value Adjustment will not be applied to: (a) a withdrawal, transfer, annuitization or settlement within 30 days immediately following the end of a Guaranteed Interest Rate Period; (2) any cancellation of the Contract under the "Right to Cancel Contract" provision; or any death benefit payable.

This Endorsement is made a part of the Contract to which it is attached and is effective immediately. In the case of a conflict with any provision in the Contract, the provisions of this Endorsement will control. The following hereby amends and supersedes the provisions of the Contract mentioned below.

We add the following new or revised definitions to the DEFINITIONS section of the Contract:

         ADJUSTED CONTRACT VALUE: The Contract Value as of the Annuity Date, adjusted for any Market Value Adjustment, less any applicable Premium Tax Charge. The applicable Annuity Table is applied to this amount to determine the initial Annuity Payment.

         CONTRACT SURRENDER VALUE: The Contract Value, adjusted for any Market Value Adjustment, less any applicable Premium Tax Charge, Withdrawal Charge, optional benefit charge or Contract Maintenance Charge.

         GUARANTEED INTEREST RATE (GIR) PERIOD: The number of years for which a particular Guaranteed Interest Rate is applicable to an amount allocated or transferred to an MVA Option. A Guaranteed Interest Rate Period not exceeding 5 years will always be available.

         GUARANTEED INTEREST RATE (GIR): The interest rate applicable to an amount allocated or transferred to a Market Value Adjustment Option. The Guaranteed Interest Rate will never be less than 3%.

         MARKET VALUE ADJUSTMENT OR MVA: The amount by which any portion of Contract Value in an MVA Option is adjusted if withdrawn, transferred or annuitized at any time other than the 30-day period immediately following the end of the Guaranteed Interest Rate Period. A Market Value Adjustment can be a positive or a negative adjustment. An MVA may be applied even if the Contract has been continued by a surviving spouse under the spousal continuance provision.

         MARKET VALUE ADJUSTMENT (MVA) OPTION: An interest rate option that credits a declared interest rate for a stipulated period of time. Withdrawals or transfers may be subject to a Market Value Adjustment, which can be a positive or a negative adjustment. We may offer multiple MVA Options at any one time, each with a different interest rate and guarantee period. Amounts allocated or transferred to a Market Value Adjustment Option are held in the Separate Account identified on the Contract Data pages.

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We add the following new section to the Contract:

                      MARKET VALUE ADJUSTMENT (MVA) OPTION

         INTEREST SEGMENT: An interest segment is created whenever you allocate or transfer an amount to an MVA Option. You may have multiple interest segments associated with an MVA Option. We credit interest to the amount in each interest segment at the daily equivalent of the specific rate declared for that interest segment until the earliest of:

(1)        the date the Contract is surrendered;

(2)        the date the amount is withdrawn;

(3)        the date the amount is transferred ;

(4)        the maturity date of the interest segment;

(5)        the Annuity Date; and

(6)        the date as of which a death benefit is determined.

         GUARANTEED INTEREST RATE (GIR) PERIOD: When you allocate or transfer an amount to an MVA Option, the option will have a GIR Period, which is the number of years for which the Guaranteed Interest Rate is applicable to that amount. The GIR Period will be a set number of years. We reserve the right to determine what MVA Options we will offer. You may not elect an MVA Option with a GIR Period that would mature after the Contract's Annuity Date.

         At least 15 days, but not more than 45 days, prior to the end of a GIR Period, we will notify you, at your last known address, of the available MVA Options and their corresponding GIR Periods offered by us at that time. You have 30 days immediately following the end of the current GIR Period to provide us a written request in Good Order to elect one of the following options:

     (1) elect that the amount in the interest segment be allocated to an MVA Option with the same or different GIR Period as your current GIR Period, provided that we are offering a GIR Period of that duration at that time.;

     (2)          transfer the amount to another Allocation Option; or

     (3)          withdraw the amount from the Contract.

         You may elect different options for different portions of an interest segment, subject to the minimum amount restrictions applicable to withdrawals and transfers. Withdrawals from a maturing interest segment during this 30-day period will be subject to any applicable Withdrawal Charge but not the MVA. Transfers from a maturing interest segment during this 30-day period will not be subject to Transfer Charges or the MVA. If you elect to allocate the amount in a maturing interest segment to an MVA option with the same or different GIR period, the interest rate you receive will be the one available on the day we receive your election instructions.

         If we do not receive a written request in Good Order during the 30-day period immediately following the end of a GIR Period, the amount in that interest segment will be transferred to the money market subaccount at the end of the 30-day period. Amounts that you withdraw or transfer during the 30-day period will receive interest until the date of withdrawal or transfer. The interest rate will be the current interest rate available for an MVA Option with the same GIR Period as the maturing interest segment, on that segment's maturity date. If we do not offer such a period, the interest rate will be the current rate associated with the MVA Option with the shortest GIR Period available at the time.

         ALLOCATIONS AND TRANSFERS TO MVA OPTIONS: You may allocate up to 100% of your purchase payments to an MVA Option. You may transfer up to 100% of your Contract Value to an MVA Option, except that no transfers may be made from the DCA Option, and amounts held in the Fixed Rate Investment Option are subject to the restrictions on transfers set forth in the Contract. You may invest in one MVA Option or a combination of MVA Options having different GIR Periods. The minimum allocation or transfer to any one MVA Option is $1,000.

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         MARKET VALUE ADJUSTMENT (MVA): Amounts withdrawn from an MVA Option
         (including by transfer or annuitization), prior to the end of a GIR Period, may be subject to a Market Value Adjustment (MVA). The MVA is applied as a positive or negative adjustment to the applicable portion of the Contract Value by multiplying the withdrawal amount before deduction of any applicable Withdrawal Charge by the MVA factor.

         The MVA factor is equal to:

                                   [Equation]

             where:  i   = the Guaranteed Interest Rate currently credited to
                           this interest segment at the time of the withdrawal, transfer, annuitization, or settlement.

                     j   = the current credited interest rate at the time of
                           the withdrawal, transfer, annuitization, or settlement for an MVA Option having a GIR Period equal to n/12 years. If such a GIR period is not offered by us, the rate will be determined using linear interpolation of the nearest offered rates.

                     n   = the number of months remaining in this interest
                           segment's GIR Period (rounded up).

         If we no longer offer a particular GIR Period, for the purpose of determining a rate for use in the MVA formula, we will use linear interpolation and the current rates of the GIR Periods closest in duration to those to be used in the formula. If we cannot interpolate, the current crediting rate for any GIR Period not being offered will be equal to:

     1)  the current Treasury spot rate for that GIR Period, plus

     2) the current crediting rate for the next longer GIR Period then being offered, minus

     3)  the current Treasury spot rate for that next longer GIR Period.

         The current rate (j) in the MVA formula is subject to the same Minimum Interest Crediting Rate as the GIR.

         If the current rate (j) in the MVA formula is higher than the guaranteed rate (i) for an interest segment, the value of that segment will experience a negative MVA upon withdrawal, transfer, annuitization, or settlement. If the current rate (j) in the MVA formula is lower than the guaranteed rate (i) for an interest segment, the value of that segment may experience a positive MVA upon withdrawal, transfer, annuitization or settlement.

         A Market Value Adjustment will not be applied to a withdrawal, transfer, annuitization, or settlement within 30 days immediately following the end of a GIR Period.

         A Market Value Adjustment will not be applied to any cancellation of the Contract under the RIGHT TO CANCEL CONTRACT provision on the cover page of the Contract.

         A Market Value Adjustment will not be applied when the death benefit is payable.

         A detailed description of the MVA formula has been filed with the Superintendent.

         If the Company no longer offers this Endorsement on the underlying Contract Form at any time, the crediting rates available for subsequent Purchase Payments will be used to determine the value of "j" in the MVA formula above.

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         WITHDRAWALS FROM MVA OPTIONS: A withdrawal from an interest segment associated with an MVA Option, within 30 days immediately following the end of its GIR Period, is not subject to the MVA. You may specify the interest segment or MVA Option from which you would like to make a withdrawal. If you specify an MVA Option, but not an interest segment, the withdrawal will be taken from the interest segment associated with that MVA Option that has the least time remaining until its maturity date. If you request a withdrawal from your contract, and do not provide specific instructions, we will take the withdrawal on a pro-rata basis from all Allocation Options to which your Contract Value is allocated. In this situation, all funds in MVA Options will be summed and considered as one Allocation Option. The portion of the withdrawal associated with MVA Options will be taken from the interest segments with the least amount of time remaining until the maturity date, regardless of the GIR period. A withdrawal from an MVA Option may be subject to an MVA, even if the withdrawal is not subject to a Withdrawal Charge because it is a Charge-Free Amount.

         TRANSFERS FROM MVA OPTIONS:
         A transfer from an interest segment associated with an MVA Option is subject to an MVA unless made during the 30 days immediately following the end of its GIR Period. You may specify the interest segment or MVA Option from which you would like to make a transfer. If you specify an MVA Option, but not an interest segment, the transfer will be taken from the interest segment associated with that MVA Option that has the least time remaining until its maturity date. Transfers from an interest segment within the 30 days immediately following the end of a GIR Period do not count toward the maximum number of transfers which may be made under the Contract. Transfers from an MVA Option at any other time count toward the maximum number of transfers which may be made under the Contract and may be subject to a Transfer Charge. Any Transfer Charge will be deducted from the unadjusted Contract Value before any adjustment for the MVA. If a transfer is being made from more than one interest segment or MVA Option, the applicable Transfer Charge will be proportionally deducted from the Contract Value associated with each MVA Option or interest segment. Any deduction for Transfer Charges will be made prior to the transfer. If a Transfer Charge is applicable, and the full amount in an interest segment or an MVA Option is being transferred, the Transfer Charge will be deducted first from the Contract Value, and the remaining amount will then be transferred. If a Transfer Charge is applicable, and the amount in an interest segment or MVA Option is insufficient to pay the Transfer Charge and provide the requested transfer amount, the Transfer Charge will be deducted first from the unadjusted Contract Value, and the remaining amount will then be transferred.

         We reserve the right to defer payment for a withdrawal or transfer from an MVA Option for the period permitted by law, but for not more than six months after a request in Good Order is received by us at the Annuity Service Center.

Except as modified herein, all terms and conditions of the Contract remain unchanged.

Signed for Pruco Life Insurance Company of New Jersey

By: /s/ Clifford E. Kirsch
   ------------------------
       Secretary

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